Exhibit 99.1

FOR	IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. REPORTS RECORD FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2005

Huntington Beach, CA – October 27, 2005 - BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported record revenues and net income for the third fiscal quarter of 2005 ended October 4, 2005.

Highlights for the third quarter, compared to the same quarter last year, were as follows:

•	Revenues increased 45% to $47.6 million

•	Comparable restaurant sales increased 5.5%

•	Net income increased 92% to $2.3 million

•	Diluted net income per share increased approximately 64% to $0.10

“We were very pleased with our third quarter 2005 financial results,” said Jerry Deitchle, President and CEO. “Our 5.5% comparable sales increase for the quarter represented our 36th consecutive quarter of growth in comparable restaurant sales since the Company’s IPO in 1996. Additionally, we continue to be pleased with our positive sales momentum outside of our home state of California. The nine restaurants in our comparable base that are located outside of California achieved a 7.1% increase in comparable restaurant sales for the quarter. These solid sales increases provide a strong testimonial to BJ’s ability to build its favorable reputation and gain market share in new markets over time.”

The Company opened three new restaurants during the month of October 2005 (San Bruno, CA; Sugar Land, TX, and San Mateo, CA), bringing its total restaurant openings to nine for 2005 and thereby successfully achieving its stated goal to open eight or more restaurants during the year. The Company currently expects to open as many as 11 new restaurants during 2006. Signed leases or letters of intent are in hand for all of the potential 2006 openings, and several signed letters of intent are already in hand for potential 2007 openings. “We will continue to execute our restaurant growth plan in a careful, controlled manner with the goal of achieving a high quality 20% to 25% annual capacity increase for the next several years,” commented Deitchle.

As previously announced, the results for both the fiscal third quarter and nine periods ended October 4, 2005 included two additional days of operations when compared to the same periods of the prior year. Effective in the third quarter, we changed our fiscal week-end from Sunday to Tuesday. This change was completed to facilitate operational efficiencies by transferring certain administrative tasks away from the weekends when our restaurants are busiest. Fiscal 2005 will end on Tuesday, January 3, 2006.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 27, 2005, at 2:00 p.m. (Pacific). The Company will provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

BJ’s Restaurants, Inc. currently owns and operates 44 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates eleven microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (30), Texas (6), Arizona (3), Oregon (3), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 30 of our current 44 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission. BJ’s Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for third quarter 2005 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 14, 2005.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. (714) 848-3747 ext. 240.

Selected Unaudited Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended				For the Thirty-Nine Weeks Ended
	October 4, 2005		September 26, 2004		October 4, 2005		September 26, 2004
Statement of Income Data:
Revenues	$47,578	100.0%	$32,867	100.0%	$128,956	100.0%	$91,159	100.0%
Costs and expenses:
Cost of sales	12,695	26.7	8,668	26.4	34,364	26.6	23,701	26.0
Labor and benefits	17,496	36.8	11,813	35.9	46,888	36.4	32,574	35.7
Occupancy	3,039	6.4	2,463	7.5	8,501	6.6	6,919	7.6
Operating expenses	5,426	11.4	3,715	11.3	14,318	11.1	9,987	11.0
General and administrative	3,135	6.6	2,474	7.5	8,942	6.9	7,207	7.9
Depreciation and amortization	1,835	3.9	1,330	4.0	4,902	3.8	3,671	4.0
Restaurant opening expense	899	1.9	804	2.4	3,003	2.3	1,813	2.0
Gain from sale of Pietro’s restaurants	—	—	—	—	—	—	(1,658)	(1.8)

Total cost and expenses	44,525	93.7	31,267	95.0	120,918	93.7	84,214	92.4

Income from operations	3,053	6.3	1,600	5.0	8,038	6.3	6,945	7.6
Other income:
Interest income, net	369	0.8	110	0.3	762	0.6	334	0.4
Other income, net	4	—	42	0.1	121	0.1	156	0.2

Total other income	373	0.8	152	0.4	883	0.7	490	0.6

Income before income tax expense	3,426	7.1	1,752	5.4	8,921	7.0	7,435	8.2
Income tax expense	1,117	2.3	549	1.7	2,885	2.2	2,453	2.7

Net income	$2,309	4.8%	$1,203	3.7%	$6,036	4.8%	$4,982	5.5%

Net income per share:
Basic	$0.10		$0.06		$0.28		$0.26
Diluted	$0.10		$0.06		$0.26		$0.24
Weighted average number of shares outstanding:
Basic	22,682		19,455		21,934		19,473
Diluted	24,001		20,538		23,163		20,546

Selected Balance Sheet Information

(Dollars in thousands)

	October 4, 2005 (Unaudited)	January 2, 2005
Balance Sheet Data (end of period):
Cash, cash equivalents and short-term investments	$52,217	$19,541
Total assets	$152,283	$100,866
Total long-term debt, including current portion	$0	$0
Shareholders’ equity	$127,398	$78,780

Supplemental Information (1)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 4,	September 26,	October 4,	September 26,
	2005	2004	2005	2004
Comparable restaurant sales % change	5.5%	2.9%	4.4%	4.6%
Restaurants opened during period	1	2	6	4
Restaurants open at period-end	41	33	41	33
Restaurant operating weeks	542	423	1,494	1,233

(1)	excludes the one licensed restaurant